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EXHIBIT 99.1

[WASHINGTON GROUP INTERNATIONAL LETTERHEAD]

October 28, 2002

WASHINGTON GROUP INTERNATIONAL AGREES TO SELL
DIVERSIFIED EQUIPMENT MANUFACTURER TO CURTISS-WRIGHT

Sale of Large Equipment Manufacturer Enables Washington Group
To Focus on Core Engineering, Construction, Operations Services

        Boise, Idaho—Washington Group International, Inc. (OTC BB: WGII) today announced the sale of the Electro-Mechanical Division of its Westinghouse Government Services Company (WGSC) subsidiary to Curtiss-Wright Corporation (NYSE: CW; CW.B) of Lyndhurst, N.J.

        "As we said over a year ago when we first announced our intention to sell this business, while the Electro-Mechanical Division and its employees are the best in the world at what they do, Washington Group is primarily a provider of engineering, construction, operations and maintenance services," said Stephen G. Hanks, Washington Group President and Chief Executive Officer. "Manufacturing is not at the core of what we do. Curtiss-Wright, on the other hand, has a long history as a manufacturer and designer of technically sophisticated products and recognizes—like we do—the full potential of this valuable business and its people."

        Under terms of the agreement, WGSC will receive—subject to certain adjustments—$80 million in cash and Curtiss-Wright will assume certain liabilities, including pension and other post-employment benefit obligations. The net cash proceeds, estimated to be approximately $75 million, will be shared between Washington Group, which holds a 60-percent economic interest in the WGSC subsidiary, and BNFL Nuclear Services, Inc., which holds a 40-percent passive economic interest in the business.

        Based on Washington Group's current tax position, no cash taxes will be payable associated with any gain from the transaction. For the nine months ended September 27, 2002, EMD revenue was approximately $130 million and Washington Group's share of its net income was about $6 million.

        More than 50 years ago, the division located northeast of Pittsburgh, built critical components for the first nuclear powered submarine, the USS Nautilus. Today its products for the U.S. Navy include advanced motors, generators and secondary propulsors for submarines and surface ships. For the nuclear utility industry, it supplies reactor coolant pumps, seals, motors and control rod drive mechanisms. It recently expanded its product offering to include hazardous waste pumping systems and pumps for other specialized purposes.

        Washington Group International, Inc. is a leading international engineering, construction, and environmental firm. With more than 30,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management and development services in 14 major markets.

Markets Served

        Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

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  EXHIBIT 99.1